SUBSIDIARIES

Subsidiary               State of      Names Under Which
                         Incorporation Subsidiary Does Business

NetWeb OnLine.Com Inc.        Florida    NetWeb OnLine.Com Inc.

The Golfing Network.Com Inc.  Florida    The Golfing Network.Com
                                           Inc.
                                         TGNC Florida